SECURITIES AND EXCHANGE COMMISSION


                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT





     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





         Date of Report (Date of earliest event reported): June 8, 1998



                             LINCOLN SNACKS COMPANY
             (Exact name of registrant as specified in its charter)


         Delaware                  0-23048                   47-0758569
         --------                  -------                   ----------
(State or other jurisdiction     (Commission            (IRS Employer
of incorporation)                File No.)              Identification Number)



                      4 High Ridge Park, Stamford, CT 06905
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (203) 329-4545


                                       N/A
          (Former name or former address, if changed since last report)




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


Item 1.  Change of Control of Registrant.
-----------------------------------------

(a) On June 8, 1998 Brynwood Partners III, L.P., a Delaware limited partnership (the "Controlling Shareholder"), acquired 3,569,755 shares of Common Stock, $.01 par value (the "Purchased Shares"), of the Registrant at a price per share of $2.00 pursuant to that certain Stock Purchase Agreement dated June 8, 1998 (the "Stock Purchase Agreement") by and between the Controlling Shareholder and Noel Group, Inc., a Delaware corporation (the "Seller"). The Purchased Shares constitute approximately 56.4% of the outstanding shares of Common Stock of the Registrant.

        The total aggregate amount of consideration for the Purchased Shares was Seven Million One Hundred Thirty Nine Thousand Five Hundred Ten Dollars ($7,139,510). Payment of $4,500,000 of the purchase price was paid on the Closing Date, with the balance paid by delivery of a short term (less than 45 days) secured Promissory Note and Pledge Agreement dated June 8, 1998 to Seller in the amount of $2,639,510. The promissory note is secured by, among other things, the Purchased Shares. The Controlling Shareholder's working capital was the sole source of the funds comprising the cash portion of consideration for the Purchased Shares and will be the sole source for the payment of the promissory note.

        On June 12, 1998, the Chairman and Chief Executive Officer of the Registrant resigned, along with four other members of the board of directors. Messrs. Hendrik J. Hartong, Jr., John T. Gray and Ian B. MacTaggart, three representatives of the Controlling Shareholder, were elected to fill three of the board vacancies resulting from such resignations. The Controlling Shareholder's nominees thus comprise a majority of the Regtistrant's board of directors. The Registrant does not know of any other arrangements or understandings among members of the former and new control groups and their associates with respect to election of directors.

(b)    None known.




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


                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             LINCOLN SNACKS COMPANY


Date: June 16, 1998                          By:  /s/ Scott Kirk
                                                 ------------------------------
                                                 Scott Kirk
                                                 President



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